Gibraltar Industries Acquires SolarBOS to Expand Position in Renewable Energy Market
Provider of Solar Balance of Systems to Complement RBI’s Integrated Solar Racking and Engineering Solutions

Buffalo, N.Y., August 23, 2018 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products for the residential, industrial, infrastructure, and renewable energy and conservation markets, today announced that it has acquired California-based SolarBOS, a privately held provider of electrical balance of systems products for the U.S. solar renewable energy market in an all cash transaction. On a trailing 12-month basis, SolarBOS reported revenue of $13.5 million. The acquisition is expected to be accretive beginning in 2019 following integration in 2018.

“SolarBOS’ deep understanding of solar electric systems and high-voltage DC applications will expand our integrated solar racking and engineering solutions and provide complementary offerings to our existing customers,” said Gibraltar Chief Executive Officer Frank Heard. “In line with our acquisition strategy, we expect the addition of SolarBOS to provide Gibraltar with a distinct competitive advantage and strengthen Gibraltar’s position in the U.S. solar renewable energy market. We welcome the SolarBOS team to the Gibraltar family.”

About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for the residential, industrial, infrastructure, and renewable energy and conservation markets. With a four-pillar strategy focused on operational improvement, product innovation, portfolio management and acquisitions, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers primarily throughout North America and to a lesser extent Asia. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as macroeconomic factors including government monetary and trade policies, such as tariffs and expiration of tax credits along with currency fluctuations and general political conditions. Other risks and uncertainties that arise from time to time are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact
Timothy Murphy
Chief Financial Officer
716-826-6500 ext. 3277
tfmurphy@gibraltar1.com

1